UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2018

PGT Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37971	20-0634715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive North Venice, Florida		34275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (941) 480-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On July 24, 2018, PGT Innovations, Inc. (the “Company”) announced that it had entered into a definitive purchase agreement dated as of July 24, 2018 (the “Purchase Agreement”) by and among the Company, Coyote Acquisition Co., a Delaware corporation and a wholly owned subsidiary of the Company, GEF WW Parent LLC, a Delaware limited liability company and a parent company of WWS Acquisition, LLC d/b/a Western Windows Systems (“GEF WW”), WWS Blocker LLC, a Delaware limited liability company (“Blocker,” and, together with GEF WW, “Western Window Systems”), and various entities that currently collectively own all of the equity interests of GEF WW (collectively, the “Sellers”) and a seller representative (the “Seller Representative”). Under the Purchase Agreement, Coyote Acquisition Co. will acquire from the Sellers all of the outstanding equity interests of GEF WW and Blocker for approximately $360 million in cash, subject to adjustment (the “Acquisition”). The closing of the Acquisition is currently expected to occur in the third quarter of 2018.

The Company, Coyote Acquisition Co., Western Window Systems and the Sellers have each made customary representations, warranties and covenants in the Purchase Agreement. The parties have agreed to provide post-closing indemnification for certain losses arising from breaches of certain of the representations, warranties and covenants made in the Purchase Agreement, and for losses arising from certain other liabilities, subject to certain limitations. As contemplated by the Purchase Agreement, the Company has obtained representation and warranty insurance to provide coverage for certain breaches of representations and warranties of the Sellers contained in the Purchase Agreement, which will be subject to certain exclusions, deductibles and other terms and conditions set forth therein.

Consummation of the Acquisition is subject to certain customary conditions, including the expiration of the waiting period under the Hart Scott Rodino Act of 1976. The Acquisition is not subject to a financing condition. To finance the Acquisition, the Company has secured a debt commitment letter from SunTrust Robinson Humphrey, Inc. (“STRH”) and Jefferies Finance LLC (“Jefferies”) for a $585 million senior secured credit facility, which senior secured credit facility would also refinance the Company’s existing credit facility. The obligation of STRH and Jefferies to provide this debt financing is subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation.

The Purchase Agreement may be terminated by either the Company or the Sellers under certain circumstances, including (i) by written consent of the Company and the Seller Representative, (ii) if the Acquisition is not consummated by October 21, 2018 and (iii) upon the breach of certain representations, warranties or covenants, subject to certain rights to cure such breach.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On July 24, 2018, the Company issued a press release announcing certain preliminary unaudited financial results for the fiscal quarter ended June 30, 2018. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 24, 2018, the Company published a press release and filed an investor presentation regarding the Acquisition. The press release and investor presentation are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement, dated as of July 24, 2018 by and among the Company, Coyote Acquisition Co., GEF WW Parent LLC, WWS Blocker LLC and the Sellers and Additional Sellers named in the Purchase Agreement and the Seller Representative*

99.1	Press release of PGT Innovations, Inc. dated July 24, 2018

99.2	Investor presentation

*	Certain exhibits and schedules have been omitted, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedules upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT Innovations, Inc.

Date: July 24, 2018	By:	/s/ Brad West
	Name:	Brad West
	Title:	Sr. Vice President and Chief Financial Officer